EXHIBIT 10.3

April 26, 2021

Andrea Shaw Resnick

Dear Andrea,

Reference is hereby made to your current employment letter dated as of August 10, 2016 (the “Employment Letter”) pursuant to which you are employed as the Global Head of Investor Relations and Corporate Communications of Tapestry, Inc. (“Tapestry” or the “Company”), as supplemented by your letter agreement dated, July 20, 2020 (the “Interim CFO Letter” and, together with the Employment Letter, the “Prior Letter Agreements”) pursuant to which you are employed as the Company’s Interim Chief Financial Officer (“Interim CFO”). This letter is being provided in connection with your appointment as Chief Communications Officer, reporting to the Chief Executive Officer of Tapestry. Upon effectiveness of the appointment, you will continue to be a member of Tapestry’s Executive Committee. By signing below where indicated, you will be accepting this appointment effective the later of June 1, 2021 or the date your successor to the role of Chief Financial Officer begins employment (the “Effective Date”).

This letter details the changes to your base salary, bonus opportunity, annual equity opportunity and other terms that will apply in connection with your appointment as Chief Communications Officer. Except as set forth herein, the terms of your Prior Letter Agreements will continue to apply. As of the Effective Date, you will no longer serve, and you hereby relinquish your position as the Company’s Interim CFO and principal financial officer, and will no longer be an “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or an “Executive Officer” of Tapestry pursuant to Rule 3b-7 of the Exchange Act. You also agree to relinquish your position as the Company’s Global Head of Investor Relations and Corporate Communications. You hereby agree and acknowledge that such relinquishment of these roles and acceptance of your new role does not trigger any rights, payments or benefits to you under the Prior Letter Agreements or otherwise.

Base Salary

As set forth in the Interim CFO Letter, the annual base salary rate in effect during your Interim CFO appointment will remain in effect through July 3, 2021, the last date of the fiscal quarter in which your Interim CFO term ends. Effective as of July 4, 2021, the first day of the Company’s fiscal year 2022, your annual base salary rate will be $535,000.

Your salary will be paid in accordance with the Company’s payroll practices, currently bi-weekly, which are subject to change from time-to-time at the discretion of the Company, and will be paid less withholding and deductions authorized under applicable law.

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Performance reviews are typically conducted at the end of our fiscal year, which presently runs from approximately July 1 through June 30. Any merit increases for which you may be eligible would be determined at that time, and would take effect in September. Following the Effective date, you will next be eligible for a merit increase in September 2022.

Incentive Compensation

You will continue to be eligible to participate in the Company’s Performance-Based Annual Incentive Plan (“AIP”). Your target bonus will remain 80% of your salary through July 3, 2021, the last date of the fiscal quarter in which the Interim CFO Term ends. For avoidance of doubt, for fiscal year 2021, your target AIP will be calculated as follows: 60% of salary from the start of fiscal year 2021 until July 21, 2020, the effective date of your appointment as Interim CFO, and 80% thereafter.

Effective as of July 4, 2021, your target bonus will be 70% of your salary. The actual bonus payout may range from 0% of target for performance below established thresholds to 200% of target for maximum performance.

Any AIP bonus is paid within three months of the end of the fiscal year and you must be an employee in good standing with the Company on the AIP bonus payment date in order to be eligible to receive any such AIP bonus payment. If you resign your employment or are terminated for "cause," you are not eligible for this bonus for the fiscal year in which you provide the required notice of your intent to resign your employment (or resign without notice) or your employment is terminated, as applicable.

Equity Compensation

Your compensation package includes a guideline annual equity grant value of $500,000, to be granted in a fixed proportion of different equity vehicles, which may include restricted stock units ("RSUs"), performance restricted stock units ("PRSUs"), and/or stock options, as determined annually by the Committee and normally granted in August. Subject to you accepting your appointment and starting in your role by the Effective Date, your next annual grant will be made in August 2021. The current mix of equity vehicles for your role is 1/3 RSUs, 1/3 PRSUs and 1/3 stock options. Currently, PRSUs cliff vest on the third anniversary of the grant date and may vest between 0 to 200% of target shares depending on performance, RSUs vest and stock options are exercisable one fourth each year over four years beginning on the first anniversary of the grant date, in each case, subject to your continued employment or other service with the Company from the grant date to each applicable vesting date. The number of stock options you receive will be based on the grant price (closing price of Tapestry, Inc. stock on the grant date) and on an industry standard valuation model, Black-Scholes (as determined by the Company), which determines the value of a stock option. The number of PRSUs and RSUs you receive will be based on the grant price. The grant value and vehicle mix of any future equity grants will be determined based on your position, performance, time in job and other criteria Tapestry determines in its discretion, which are subject to change. All equity awards are subject to approval by the Committee.

With respect to equity grants made prior to the Effective Date, the provisions of the Prior Letter Agreements and the applicable award agreements will continue to apply in full force and effect.

You are subject to the terms and conditions of the grant agreements, including, but not limited to, the provisions relating to claw back of equity gains in certain post-employment scenarios.

Notwithstanding anything to the contrary in this letter, the terms of the Amended and Restated Tapestry, Inc. 2018 Stock Incentive Plan (as it may be amended from time to time, the "Stock Plan") and related grant agreements, as they may be changed from time to time, are controlling.

Notice Period

If at any time you elect to terminate your employment with the Company, including a valid retirement from the Company, you agree to provide six (6) months’ advance written notice of your intent to terminate your employment and such notice shall be provided via email to the Chief Executive Officer and Global Human Resources Officer of Tapestry. Such notice shall include, if applicable, the identity of the prospective employer or entity, your proposed title and duties with that business, person or enterprise, as well as the proposed starting date of that employment or consulting services. After you have provided your required notice, you will continue to be an employee of the Company. Your duties and other obligations as an employee of the Company will continue and you will be expected to cooperate in the transition of your responsibilities. The Company shall, however, have the right in its sole discretion to direct that you no longer come to work or to shorten the notice period. Nothing herein alters your status as an employee at-will. The Company reserves all legal and equitable rights to enforce the advance notice provisions of this paragraph. You acknowledge and agree that your failure to comply with the notice requirements set forth in this paragraph shall result in: (i) the Company being entitled to an immediate injunction, prohibiting you from commencing employment elsewhere for the length of the required notice, (ii) the Company being entitled to claw back any bonus paid to you within 180 days of your last day of employment with the Company, (iii) the forfeiture of any unpaid bonus as of your last day of employment with the Company, (iv) any unvested equity awards and any vested but unexercised stock option awards held by you shall be automatically forfeited on your last day of employment with the Company, and (v) the Company being entitled to claw back any Financial Gain (as defined below) you realize from the vesting of any Tapestry equity award within the twelve (12) month period immediately preceding your last day of employment with the Company. “Financial Gain” shall have the meaning set forth in the various equity award grant agreements that you receive during your employment with the Company.

Andrea, if the foregoing accurately reflects your understanding of the terms that will apply in connection with your appointment as Chief Communications Officer, kindly acknowledge your agreement by signing below where indicated and returning a signed copy to me.

Sincerely,
_/s/ Sarah Dunn_______________________
Sarah J. Dunn

Global Human Resources Officer
Tapestry, Inc.

Agreed and accepted by:
_/s/ Andrea Shaw Resnick______    _4/26/21__________________________
Name: Andrea Shaw Resnick        Date